Exhibit 3(i)c
ARTICLES OF MERGER
The following Articles of Merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

FIRST: The name and jurisdiction of the surviving entity:

Name	Jurisdiction	Entity Type	Document Number

Florida Power & Light Company	Florida	Corporation	106395

SECOND: The name and jurisdiction of the merging entity:

Name	Jurisdiction	Entity Type	Document Number

Gulf Power Company	Florida	Corporation	P05000145526

THIRD: The merger was approved by each domestic merging corporation in accordance with section 607.1101(1)(a), Florida Statutes.

FOURTH: The surviving entity exists before the merger and is a domestic filing entity.

FIFTH: The plan of merger was approved by the shareholder of the merging corporation. The plan of merger did not require approval by the shareholder of the surviving corporation.

SIXTH: The merger shall become effective on January 1, 2021 at 12:01 a.m.

SEVENTH: Signatures for Each Party:

Name of Entity	Signature	Name of Individual

Gulf Power Company	W. SCOTT SEELEY	W. Scott Seeley Corporate Secretary

Florida Power & Light Company	W. SCOTT SEELEY	W. Scott Seeley Vice President, Compliance & Corporate Secretary